Exhibit 99.1
News Release

For Immediate Release	For Further Information, Contact:
December 21, 2011	George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES FISHER PLAZA

(SEATTLE, WA) –– The Seattle office of Hines, the international real estate firm, announced today that Hines Global REIT has acquired Fisher Plaza, a two-building office complex in Seattle, from Fisher Media Services Company., a wholly-owned subsidiary of Fisher Communications, Inc.  Hines will assume property management responsibilities on behalf of Hines Global REIT.

Completed in 2003, Fisher Plaza contains a five-story building and a six-story building totaling 293,727 square feet of office, retail, broadcast, telecommunications and data center space.  The complex is 96 percent leased to tenants including: Fisher Communications, the largest tenant, with a 12-year lease for its corporate headquarters and Seattle television, radio and internet operations; along with a number of regional, national and internationally known data center and colocation tenants.

  “Over the past several years, we have strategically repositioned Fisher for the opportunities we see as a leading local media company.  Fisher Plaza has been an asset that is not a central component of our business model and executing this transaction provides added flexibility in our effort to create additional value for our shareholders,” said Colleen B. Brown, president and chief executive officer of Fisher Communications.

“This is an extremely well-constructed and located asset with a unique mix of uses in Seattle.  We are happy to have the opportunity to invest in one of the highest quality multi-tenanted data centers in the region, with outstanding access to telecommunication providers,” said Hines Vice President Ty Bennion. “We are especially pleased to be starting a long-term relationship with Fisher Communications, one of the leading broadcast media companies in the Pacific Northwest.”

“The acquisition of Fisher Plaza is consistent with the strategy of the Hines Global REIT to acquire  well-located, market-leading assets in top performing cities,” said Charles Hazen, president and CEO of Hines Global REIT. “We look forward to continuing our growth in attractive Pacific Northwest markets like Seattle.”

    Hines’ experience in managing high-quality data and telecommunications centers in multiple facilities across the United States includes the 661,553-square-foot One Wilshire Building in Los Angeles, one of the premier communications hubs in North America that houses over 300 telecommunication and data carriers including such major tenants as Coresite, AT&T, Verizon, Time Warner, China Telecom, China Unicom and Tata Communications.

Hines Global REIT, Inc. is a Houston-based, public, non-listed real estate investment trust sponsored by Hines.  Hines Global REIT commenced its $3.5 billion initial public offering in August 2009 and has raised over $890 million, which it invests in commercial real estate properties located in the United States and internationally.  To date, Hines Global REIT owns interests in 11 commercial properties. For additional information about Hines Global REIT, visit www.HinesREI.com.

 Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 50 years.  With offices in 108 cities in 18 countries, and controlled assets valued at approximately $23.7 billion (as of 12/31/10), Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

This material contains forward-looking statements (such as those concerning acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation those risks set forth in the "Risk Factors" section of Hines Global REIT’s prospectus and Hines Global REIT's Annual Report on Form 10-K for the year ended December 31, 2010 (available at www.HinesREI.com). Any of these statements could prove to be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.